Exhibit 99.2

CONFIDENTIAL - SUBJECT TO SIGNIFICANT CHANGE

Cloud Peak Energy Inc., et al

Projected Sources and Uses of Cash

Based on Hypothetical Transaction Closing Date of October 4, 2019

$ in millions	Projected
Sources of Cash	10/04/19

Cash on Hand	$98.3
Customer and Other AR	34.4
ARS Facility Collateral	7.8
Cash From NTEC at Closing	15.7
Total Sources of Cash	$156.3

$ in millions	Projected
Uses of Cash	10/04/19

DIP Principal, Interest, and Fees(1)	$(38.2)
Accrued Professional Fees(2)	(17.8)
Winddown Budget(3)	(5.0)
Cures [503(b)(9) Portion](4)	(2.8)
Accrued Payroll and Benefits(5)	(10.2)
Other Administrative Expenses(6)	(4.0)
Total Uses of Cash	$(78.0)

Surplus/(Deficit) (7)(8)	78.2

DIP Rollup(9)	(28.0)
Adjusted Surplus/(Deficit) (7)(8)	$50.2

(1)Based on final approved DIP Order authorizing $35M in total DIP funding. Also assumes no incremental DIP loans are incurred pursuant to the Incremental Facility.

(2)Accrued professional fees to be paid at emergence.

(3)Estimated placeholder as a winddown budget has not been agreed upon or negotiated with stakeholders.

(4)Estimated 503(b)(9) portion of cure amounts associated with contracts that will be rejected (not assumed and cured by NTEC). Sources and uses of cash excludes cure amounts associated with contracts that will be assumed by NTEC as these amounts net to zero.

(5)Accrued payroll and related employee benefits, including health and workers’ compensation insurance claims, accrued vacation, and accrued bonuses.

(6)Comprised of additional administrative expenses that cannot currently be quantified, but are expected to be finalized prior to emergence.

(7)Assumes immediate release of all collateral posted for surety bonds ($25.7M). Actual collateral release will occur subsequent to emergence upon transfer of mining permits.

(8)Assumes no settlement payments to the UCC.

(9)DIP rollup calculated at 80% of funded DIP and can be settled with cash or non-cash consideration.